As filed with the Securities and Exchange Commission on June 13, 2013.

File No.             -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE DUN & BRADSTREET CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	22-3725387
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

103 JFK Parkway, Short Hills, New Jersey	07078
(Address of Principal Executive Offices)	(Zip Code)

The Dun & Bradstreet Corporation Key Employees’ Nonqualified Deferred Compensation Plan

(Full Title of the Plan)

Christie A. Hill, Esq.

Senior Vice President, General Counsel and Corporate Secretary

103 JFK Parkway

Short Hills, New Jersey 07078

(Name and Address of Agent for Service)

(973) 921-5500

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David M. Eaton, Esq.

Kilpatrick Townsend & Stockton LLP

1100 Peachtree Street, N.E.

Atlanta, Georgia 30309-4530

(404) 815-6051

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Obligation	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Deferred Compensation Obligations(1)	$30,000,000	100%	$30,000,000	$4,092

(1)	The Deferred Compensation Obligations are unsecured obligations of The Dun & Bradstreet Corporation to pay deferred compensation in the future in accordance with the terms of The Dun & Bradstreet Corporation Key Employees’ Nonqualified Deferred Compensation Plan.
(2)	The amount of Deferred Compensation Obligations registered is based on an estimate of the amount of compensation that may be deferred under the Plan, and is estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The Dun & Bradstreet Corporation (the “Registrant”) files this Registration Statement on Form S-8 in connection with The Dun & Bradstreet Corporation Key Employees’ Nonqualified Deferred Compensation Plan (the “Plan”). The documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 28, 2013;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the report referenced in Item 3(a) above, including the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 filed with the Commission on May 8, 2013; and the Registrant’s Current Reports on Form 8-K filed with the Commission on May 3, 2013, May 10, 2013 and June 12, 2013; and

(c) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, from the date of filing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	Description of Securities.

Under the Plan, the Registrant provides eligible participants the opportunity to elect to defer up to 75% of their base salary and up to 100% of their incentive payments (in increments of 5%). Eligible participants include the Chairman and Chief Executive Officer of the Registrant, members of the Registrant’s Global Leadership Team and certain other employees designated by the Registrant to participate in the Plan for a specific year.

Amounts deferred under the Plan on behalf of an eligible participant will be deemed to be invested in one or more investment alternatives individually chosen by the employee from a list of investment fund options. Deferred amounts are “deemed” to be invested because the deferred amounts are not actually invested in the different investment options. Instead, the third party administrator for the Plan tracks the performance of the investment alternatives and records in a bookkeeping account for the participant the deemed earnings or losses, if any, on the deferred amounts.

The obligations of the Registrant with respect to deferred amounts, as adjusted for deemed investment returns (the “Obligations”), are unsecured general obligations of the Registrant to pay these amounts in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

The Obligations are payable by the Registrant to a participant either at termination of the participant’s employment or at a scheduled in-service distribution date, as elected by the participant in accordance with the terms of the Plan, or at the time of the participant’s death or disability (within the meaning of the Plan). A participant who is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, at the time of the participant’s termination of employment and who has elected to receive payment at termination of employment will not actually receive a payment until six months and one day after the participant’s termination of employment. Payment made at a scheduled in-service distribution date or upon a participant’s death or disability will be paid as a lump sum. Payment made at termination of employment generally will be paid as a lump sum, in five annual installments or in 10 annual installments, as elected by the participant in accordance with the terms of the Plan. In the event of a change in control of the Registrant (as defined in the Plan), all Obligations will be paid in lump sums within 30 days following the date of the change in control.

Benefits payable under the Plan, and the right to receive future benefits under the Plan, cannot be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind.

The Registrant’s Board of Directors or the Compensation and Benefits Committee thereof may amend, alter or discontinue the Plan at any time in their discretion, except that (1) the Plan may not be amended in a way that would impair a participant’s right to receive amounts deferred under the Plan, subject to any deemed investment losses, prior to the date of amendment without the participant’s consent, and (2) the Compensation and Benefits Committee may not amend the Plan to increase the amount credited or to be credited to a participant’s account.

There is no trading market for the Obligations. The Obligations are not convertible into another security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant.

The foregoing description of the Plan is qualified in its entirety by reference to the full text of the Plan, which is filed as an exhibit to this Registration Statement.

ITEM 5.	Interests of Named Experts and Counsel.

None.

ITEM 6.	Indemnification of Directors and Officers.

The Registrant’s Restated Certificate of Incorporation provides that the Registrant shall indemnify any of its present or former directors and officers and promptly pay expenses incurred by them to the fullest extent permitted by Delaware law.

The Registrant has entered into indemnification agreements with each of its directors and senior officers. The indemnification agreements provide, among other things, that the Registrant shall indemnify its directors and such officers to the fullest extent permitted by Delaware law and advance to its directors and such officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Registrant shall also indemnify and advance all expenses incurred by its directors and such officers seeking to enforce their rights under the indemnification agreements and shall use commercially reasonable efforts to cover its directors and such officers under its directors’ and officers’ liability insurance. These agreements are in addition to the Registrant’s indemnification obligations under its Restated Certificate of Incorporation.

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that the Delaware General Corporation Law restricts indemnification to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such an action or suit and then, where the person is adjudged to be liable to the corporation, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that the person is fairly and reasonably entitled to such indemnity, and then only for such expenses as the court shall deem proper.

The Delaware General Corporation Law also permits a Delaware corporation to limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions; or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Restated Certificate of Incorporation provides for the limitation of the personal liability of the directors of the Registrant for monetary damages for breach of fiduciary duty to the fullest extent permitted under the Delaware General Corporation Law. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence, subject to only very limited exceptions.

For information concerning the Registrant’s undertaking to submit to adjudication of the issue of indemnification for violation of the securities laws, see Item 9 hereof.

The Registrant maintains insurance, at its expense, to protect any director or officer of the Registrant against certain expenses, liabilities or losses.

ITEM 7.	Exemption From Registration Claimed.

Not applicable.

ITEM 8.	Exhibits.

The exhibits included as part of this Registration Statement are as follows:

Exhibit Number	Description

5.1	Opinion of Counsel to Registrant

23.1	Consent of Counsel to Registrant (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included with signature page)

99.1	The Dun & Bradstreet Corporation Key Employees’ Nonqualified Deferred Compensation Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, file number 001-15967, filed on November 6, 2008)

ITEM 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the Registration Statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Short Hills, State of New Jersey, on June 13, 2013.

THE DUN & BRADSTREET CORPORATION

By:	/s/ Sara Mathew
Sara Mathew
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby severally and individually constitutes and appoints Christie A. Hill and Richard H. Veldran, each of them severally, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8 and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act or to Instruction E to Form S-8, in each case which relates to this registration statement, and all instruments necessary or advisable in connection therewith and to file the same with the Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 13, 2013.

Signature	Position

/s/ Sara Mathew	Chairman and
Sara Mathew	Chief Executive Officer
(principal executive officer)

/s/ Richard H. Veldran	Senior Vice President and
Richard H. Veldran	Chief Financial Officer
(principal financial officer)

/s/ Anthony Pietrontone Jr.	Principal Accounting Officer and
Anthony Pietrontone Jr.	Corporate Controller
(principal accounting officer)

/s/ Austin A. Adams	Director
Austin A. Adams

/s/ John W. Alden	Director
John W. Alden

/s/ Christopher J. Coughlin	Director
Christopher J. Coughlin

/s/ James N. Fernandez	Director
James N. Fernandez

/s/ Paul R. Garcia	Director
Paul R. Garcia

/s/ Sandra E. Peterson	Director
Sandra E. Peterson

/s/ Thomas J. Manning	Director
Thomas J. Manning

/s/ Judith A. Reinsdorf	Director
Judith A. Reinsdorf

INDEX TO EXHIBITS FILED HEREWITH

Exhibit Number	Description

5.1	Opinion of Counsel to Registrant

23.1	Consent of Counsel to Registrant (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included with signature page)